CLIFFORD CHANCE
SOCIETE EN COMMANDITE SIMPLE,
INSCRITE AU BARREAU DE LUXEMBOURG 10 BOULEVARD G.D. CHARLOTTE
B.P. 1147
L-1011 LUXEMBOURG
GRAND-DUCHÉ DE LUXEMBOURG
TEL +352 48 50 50 1
FAX +352 48 13 85

EXECUTION VERSION

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.À R.L.

AS PLEDGOR

THE BANK OF NEW YORK MELLON

AS COLLATERAL AGENT

EVERGREEN PACKAGING (LUXEMBOURG) S.À R.L.

AS COMPANY

PLEDGE OVER SHARES AGREEMENT

(EVERGREEN PACKAGING (LUXEMBOURG) S.À R.L.)

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

CONTENTS

CLAUSE    PAGE

1.	DEFINITIONS AND INTERPRETATION 2

2.	PLEDGE OVER PLEDGED PORTFOLIO 5

3.	VOTING RIGHTS AND DIVIDENDS 6

4.	PLEDGOR’S REPRESENTATIONS AND UNDERTAKINGS 7

5.	POWER OF ATTORNEY 8

6.	REMEDIES UPON DEFAULT 8

7.	EFFECTIVENESS OF COLLATERAL 9

8.	INDEMNITY 10

9.	DELEGATION 10

10.	RIGHTS OF RECOURSE 11

11.	PARTIAL ENFORCEMENT 11

12.	COSTS AND EXPENSES 11

13.	CURRENCY CONVERSION 11

14.	NOTICES 11

15.	SUCCESSORS 12

16.	AMENDMENTS AND PARTIAL INVALIDITY 12

17.	LAW AND JURISDICTION 12

THIS PLEDGE AGREEMENT has been entered into on 28 August 2014

BETWEEN

(1)
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.À R.L., a société à responsabilité limitée incorporated under Luxembourg law with registered office at 6C, rue Gabriel Lippmann L-5365 Munsbach, Grand Duchy of Luxembourg registered with the Luxembourg Register of Commerce and Companies under the number B 128.135 and having a share capital of USD 546,627,594 (the "Pledgor");

(2)
THE BANK OF NEW YORK MELLON, acting for itself and as collateral agent as appointed under the First Lien Intercreditor Agreement (as defined below) for the benefit of the Secured Parties (as defined below), together with its successors and permitted assigns in such capacity (the "Collateral Agent"); and

(3)
EVERGREEN PACKAGING (LUXEMBOURG) S.À R.L., a société à responsabilité limitée incorporated under Luxembourg law with registered office at 6C, rue Gabriel Lippmann L-5365 Munsbach, Grand Duchy of Luxembourg registered with the Luxembourg Register of Commerce and Companies under the number B 152.662 and having a share capital of 12,500 (the "Company").

WHEREAS:

(A)
Pursuant to a credit agreement (the "Credit Agreement") dated 5 November 2009 and entered into between Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings LLC (formerly Reynolds Consumer Products Holdings Inc.), SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv LLC (formerly Pactiv Corporation) and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent, as amended and/or amended and restated by amendment agreements dated 21 January 2010, 4 May 2010, 30 September 2010, 9 February 2011, 11 March 2011, 9 August 2011, 28 September 2012,

27 November 2013 and 27 December 2013 and as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, certain loan facilities (the "Facilities") were made available to the Borrowers (as defined below).

(B)
On 5 November 2009, the Collateral Agent, Credit Suisse AG as administrative agent under the Credit Agreement and the Loan Parties (as defined below) as at that date and certain other parties, entered into an intercreditor agreement (the "First Lien Intercreditor Agreement") amended by an amendment dated 21 January 2010 and as further amended, novated, supplemented, restated or modified from time to time.

(C)
Pursuant to a share pledge agreement dated 4 May 2010 (the "Original Share Pledge Agreement") between SIG Combibloc Holding GmbH (the "Former Shareholder") as pledgor, the Collateral Agent and the Company, the Former Shareholder has granted a pledge over all the shares held by it in the Company.

(D)	Pursuant to an indenture (the "2010 Senior Secured Notes Indenture") dated 15 October 2010 and entered into between the 2010 Issuers (as defined below), the Senior

Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, certain notes were issued by the 2010 Issuers.

(E)
Pursuant to an indenture (the "February 2011 Senior Secured Notes Indenture") dated 1 February 2011 and entered into between the February 2011 Issuers (as defined below), the Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, certain notes were issued by the February 2011 Issuers.

(F)
Pursuant to an indenture (the "August 2011 Senior Secured Notes Indenture") dated 9 August 2011 and entered into between the August 2011 Issuers (as defined below), the Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, certain notes were issued by the August 2011 Issuers.

(G)
Pursuant to an indenture (the "September 2012 Senior Secured Notes Indenture") dated 28 September 2012 and entered into between the September 2012 Issuers (as defined below), the Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, together with certain other parties, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, certain notes were issued by the September 2012 Issuers (the "September 2012 Senior Secured Notes").

(H)
On the date hereof, the Former Shareholder has transferred the shares of the Company to the Pledgor (the "Share Transfer") and the Original Share Pledge Agreement has been released upon the condition that the Pledgor will pledge all the shares in the Company by entering into this pledge agreement (the "Pledge Agreement").

(I)
In relation to the Share Transfer and as a condition subsequent to any borrowing under the Credit Agreement and each of the Senior Secured Notes Indentures (as defined below), the Pledgor has agreed, for the payment and discharge of and as security for all of the Secured Obligations (as defined below), to enter into the Pledge Agreement which the Pledgor declares to be in its best corporate interest.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1
Unless defined in this Pledge Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Pledge Agreement and in any notice given under this Pledge Agreement.

1.2	In this Pledge Agreement:

"2010 Issuers" means the "Issuers" under and as defined in the 2010 Senior Secured Notes Indenture, including their successors in interest.

"Applicable Representative" has the meaning ascribed to such term in the First Lien Intercreditor Agreement.

"Agreed Security Principles" has the meaning it is given in the Credit Agreement and each of the Senior Secured Notes Indentures and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.

"August 2011 Issuers" shall mean the "Issuers" under and as defined in the August 2011 Senior Secured Notes Indenture, including their successors in interest.

"Borrowers" shall mean the "Borrowers" under, and as defined in, the Credit Agreement from time to time.

"Business Day" has the meaning ascribed to such term in the Credit Agreement.

"Event of Default" means an "Event of Default" under, and as defined in, the First Lien Intercreditor Agreement.

"February 2011 Issuers" means the "Issuers" under and as defined in the February 2011 Senior Secured Notes Indenture, including their successors in interest.

"Financial Collateral Law" means the Luxembourg law of 5 August 2005 on financial collateral arrangements, as amended.

"Intercreditor Arrangements" means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

"Issuers" shall mean the "Issuers" under and as defined in the Senior Secured Notes Indentures, including their successors in interest.

"Legal Reservations" has the meaning ascribed to such term in the Credit Agreement.

"Loan Documents" means the "Credit Documents" under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties' Agent and the Collateral Agent as a Loan Document.

"Loan Parties" means the "Grantors", under and as defined, in the First Lien Intercreditor Agreement.

"Loan Parties' Agent" means Reynolds Group Holdings Limited.

"Pledged Portfolio" means the Shares and the Related Assets.

"Principal Finance Documents" means the Credit Agreement, the Senior Secured Notes Indentures, the Intercreditor Arrangements and any Additional Agreement.

"Related Assets" means all dividends, interest and other monies payable in respect of the Shares and all other rights, benefits and proceeds (including the proceeds from any sale of the Shares following an enforcement of this Pledge and, in particular, any proceeds that may not immediately be used to discharge Secured Obligations) in respect of or derived from the Shares (whether by way of redemption, liquidation, bonus, preference, option, substitution, conversion or otherwise) except to the extent these constitute Shares.

"Rights of Recourse" means all and any rights, actions and claims the Pledgor may have against any Loan Party or any other person having granted security or given a guarantee for the Secured Obligations, arising under or pursuant to the enforcement of the present Pledge including, in particular, the Pledgor's right of recourse against any such entity under the terms of Article 2028 et seq. of the Luxembourg Civil Code (including, for the avoidance of doubt, any right of recourse prior to enforcement), or any right of recourse by way of subrogation or any other similar right, action or claim under any applicable law.

"Secured Obligations" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents (including, for the avoidance of doubt, any liability in respect of any further advances made under the Loan Documents or resulting from an amendment or an increase of the principal amount of the Facilities), together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.

"Secured Parties" means the "Secured Parties" under, and as defined in, the First Lien Intercreditor Agreement.

"Senior Secured Notes Indentures" means the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture, the August 2011 Senior Secured Notes Indenture and the September 2012 Senior Secured Notes Indenture.

"September 2012 Issuers" shall mean the "Issuers" under and as defined in the September 2012 Senior Secured Notes Indenture, including their successors in interest.

"Shareholders Register" means the register of shareholders of the Company.

"Shares" means all of the shares ("part sociales") in the share capital of the Company held by, to the order or on behalf of the Pledgor at any time, including for the avoidance of doubt any shares which shall be issued by the Company to the Pledgor from time to time, regardless of the reason of such issuance, whether by way of substitution, replacement, dividend or in addition to the shares held on the date hereof, whether following an exchange, division, free attribution, contribution in kind or in cash or for any other reason (the "Future Shares"), in which case such Future Shares shall immediately be and become subject to the security interest created hereunder.

1.3
This Pledge Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Pledge Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.

1.4
In this Pledge Agreement, any reference to (a) a "Clause" is, unless otherwise stated, a reference to a Clause hereof and (b) to any agreement (including this Pledge Agreement, the First Lien Intercreditor Agreement, the Credit Agreement or any other Loan Document) is a reference to such agreement as amended, varied, modified or supplemented (however fundamentally) from time to time. Clause headings are for ease of reference only.

1.5
This Pledge Agreement may be executed in any number of counterparts and by way of facsimile exchange of executed signature pages, all of which together shall constitute one and the same Pledge Agreement.

2.	PLEDGE OVER PLEDGED PORTFOLIO

2.1
The Pledgor pledges the Pledged Portfolio in favour of the Collateral Agent, acting for itself and as collateral agent for the benefit of the Secured Parties, who accepts, as first- priority security (gage) (the "Pledge") for the due and full payment and discharge of all of the Secured Obligations.

2.2
The Pledgor and the Collateral Agent request the Company and the Company, by signing hereunder for acceptance, undertakes to register the Pledge in the Shareholders Register and to provide to the Collateral Agent a certified copy of the Shareholders Register evidencing such registration on the date hereof.

2.3	The following wording shall be used for the registration:

"All shares in the Company owned from time to time by Beverage Packaging Holdings (Luxembourg) III S.à r.l., and, in particular, the […] shares owned on the date of the present registration with registration number […] to […], have been pledged in favour of The Bank of New York Mellon acting for itself and as collateral agent for the benefit of the secured parties pursuant to a pledge agreement dated [date]."

2.4
The Pledgor and the Collateral Agent request the Company and the Company undertakes to provide to the Collateral Agent a certified copy of the Shareholders Register evidencing the issuance and/or the registration of any Future Shares promptly following the date of such issuance.

2.5	The following wording shall be used for the registration of the pledge each time Future Shares are issued:

"All shares in the Company owned from time to time by Beverage Packaging Holdings (Luxembourg) III S.à r.l., and, in particular, the (number) Shares owned on the date of the present registration with registration number (number) to (number), have been pledged in favour of The Bank of New York Mellon acting for itself and as collateral agent for the benefit of the secured parties pursuant to a pledge agreement dated [date]."

2.6
Without prejudice to the above provisions, the Pledgor hereby irrevocably authorises and empowers the Collateral Agent to take or to cause any formal steps to be taken by the managers or other officers of the Company for the purpose of perfecting the present Pledge, if the Pledgor has failed to comply with any such perfection steps within 10 Business Days of being notified of that failure and, for the avoidance of doubt, subject to the terms of the Agreed Security Principles, undertakes to take any such steps itself if so directed by the Collateral Agent. In particular, should any such steps be required in relation to Future Shares, the Pledgor undertakes to take any such steps simultaneously to the issuance or receipt of Future Shares.

2.7
The Pledgor and the Collateral Agent hereby give power to any member of the board of managers of the Company, any lawyer of Loyens & Loeff S.à r.l. in Luxembourg and any employee, officer or director of MAS Luxembourg, with full power of substitution, to register the Pledge or the issuance of any further Shares in the Shareholders Register.

2.8
The Pledgor undertakes that during the subsistence of this Pledge Agreement it will not grant any pledge with lower rank without the prior approval of the Collateral Agent except as contemplated under the Principal Finance Documents.

3.	VOTING RIGHTS AND DIVIDENDS

3.1
As long as this Pledge Agreement remains in force and unless an Event of Default has occurred and is continuing, the Pledgor shall be entitled to receive all dividends, subject to the terms of and to the extent permitted by the Loan Documents. Following the occurrence of an Event of Default and provided that such Event of Default is continuing, the Collateral Agent shall be entitled to receive all dividends (subject to terms of the Principal Finance Documents) and to apply them in accordance with the terms of the Loan Documents.

3.2
For the avoidance of doubt, unless an Event of Default has occurred and is continuing, this provision shall not restrict the ability of the Pledgor to amend the articles of association of the Company so long as any such amendment does not adversely affect the validity or enforceability of this Pledge or cause an Event of Default to occur.

3.3
Unless an Event of Default has occurred and is continuing, the Pledgor shall be entitled to exercise all voting rights attached to the Shares and exercise all other rights and powers in respect of the Shares in a manner which does not adversely affect the validity or enforceability of this Pledge or cause an Event of Default to occur. Following the occurrence of an Event of Default and provided that such Event of Default is continuing, the Pledgor shall not, without the prior written consent of the Collateral Agent, exercise any voting rights or otherwise in relation to the Shares.

3.4
Following the occurrence of an Event of Default which is continuing, the Collateral Agent may, by giving a written notice to this effect to the Pledgor and the Company, elect to exercise the voting rights attaching to the Shares in accordance with the provisions of Article 9 of the Financial Collateral Law in any manner the Collateral Agent deems fit

(including for the avoidance of doubt, in relation to the removal and appointment of members of the supervisory board of the Company). Immediately upon such election being made, the Pledgor shall no longer be entitled to exercise any voting rights, and, without prejudice to the Pledgor's ownership of the pledged Shares, the Collateral Agent may exercise any voting rights attaching to the Shares as well as the rights of the Pledgor as shareholder in relation to the convening of shareholder meetings or the adoption of written shareholder resolutions, including, for the avoidance of doubt (each time within the limits of the rights which the Pledgor has under applicable laws or the articles of association of the Company), the right to request the board of managers to convene shareholder meetings and to request items to be added to the agenda, to convene such meeting itself and to propose and adopt resolutions in written form. The Pledgor and the Company expressly acknowledge and accept that the Collateral Agent may exercise such rights and use, where required, the Shares for this purpose. The Pledgor shall do whatever is necessary in order to ensure that the exercise of the voting rights in these circumstances is facilitated and becomes possible for the Collateral Agent, including the issuing of a written proxy in any form or any other document that the Collateral Agent may require for the purpose of exercising the voting rights.

4.	PLEDGOR’S REPRESENTATIONS AND UNDERTAKINGS

4.1	The Pledgor hereby represents to the Collateral Agent that, as of the date hereof, except as permitted under the Principal Finance Documents:

4.1.1	the Shares represent the entire issued share capital of the Company;

4.1.2	the Company has not declared any dividends in respect of the Shares that are still unpaid at the date hereof;

4.1.3	it has not sold or disposed of all or any of its rights, title and interest in the Pledged Portfolio; and

4.1.4	confirms to the Collateral Agent the representations contained in Section 3.02,
3.03 and 3.19 (d) of the Credit Agreement.

4.2	Unless permitted by the terms of the Principal Finance Documents, except with the Collateral Agent’s prior written consent, the Pledgor shall not:

4.2.1	sell or otherwise dispose of all or any of the Shares or of its rights, title and interest in the Pledged Portfolio; or

4.2.2	create, grant or permit to exist (a) any encumbrance or security interest over or
(b) any restriction on the ability to transfer or realise all or any part of the Pledged Portfolio (other than, for the avoidance of doubt, the Pledge and liens and privileges arising mandatorily by law).

4.3	The Pledgor hereby undertakes that, subject to the Agreed Security Principles, during the subsistence of this Pledge Agreement:

4.3.1	it shall cooperate with the Collateral Agent and sign or cause to be signed all such further documents and take all such further action as the Collateral Agent may from time to time reasonably request to perfect and protect this Pledge or to exercise its rights under this Pledge Agreement;

4.3.2
as shareholder of the Company, it shall act in good faith, unless otherwise permitted under the Principal Finance Documents, to maintain and exercise its rights in the Company, and in particular shall not knowingly take any steps nor do anything which would adversely affect the existence of the security interest created hereunder; and

4.3.3
without prejudice to Clause 3 (Voting Rights and Dividends), to inform the Collateral Agent of any meeting of the shareholders, as well as of the agenda thereof if, in each case, such agenda or meeting would materially and adversely affect the security interest created under this Pledge Agreement and, in particular, of any intention to increase the share capital of the Company and/or to issue new shares.

5.	POWER OF ATTORNEY

5.1
The Pledgor irrevocably appoints the Collateral Agent to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents and do all things that the Collateral Agent may consider to be requisite for (a) carrying out any obligation imposed on the Pledgor under this Pledge Agreement or (b) exercising any of the rights conferred on the Collateral Agent or the Secured Parties by this Pledge Agreement or by law, it being understood that the enforcement of the Pledge over the Pledged Portfolio must be carried out as described in Clause 6 (Remedies upon Default) hereunder. The powers under this Clause 5.1 shall only be exercised upon the occurrence of an Event of Default and provided that such Event of Default is continuing, or if the Pledgor has failed to comply with a further assurance or any perfection obligations hereunder within 10 Business Days of being notified of that failure.

5.2	The Pledgor shall ratify and confirm all things done and all documents executed by the Collateral Agent in the exercise of that power of attorney.

5.3
The Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Pledgor under this Clause 5.1 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.

6.	REMEDIES UPON DEFAULT

6.1
Upon the occurrence of an Event of Default and provided that such Event of Default is continuing, the Collateral Agent shall be entitled to realise the Pledged Portfolio in the most favourable manner provided for by Luxembourg law and in particular the Financial Collateral Law and may, in particular, but without limitation,

6.1.4
appropriate the Pledged Portfolio in which case the Pledged Portfolio will be valued at its fair value, as determined by an independent expert appointed by the Collateral Agent, to the extent possible among the members of the Institut Luxembourgeois des réviseurs d'entreprises or, if no such appointment can be made or no valuation can be obtained within a reasonable time, by the Collateral

Agent in its commercially reasonable discretion. The Collateral Agent may appoint a qualified third party to make (or to assist the Collateral Agent in making) such valuation;

6.1.5
sell the Pledged Portfolio in a private sale at normal commercial terms (conditions commerciales normales), or in a sale organised by a stock exchange (to be chosen by the Collateral Agent), or in a public sale (organised at the discretion of the Collateral Agent and which, for the avoidance of doubt, does not need to be made by or within a stock exchange);

6.1.6
request a judicial decision that the Pledged Portfolio shall be attributed to the Collateral Agent in discharge of the Secured Obligations following a valuation of the Pledged Portfolio made by a court appointed expert; or

6.1.7	proceed to a set off between the Secured Obligations and the Pledged Portfolio.

6.2
The Collateral Agent shall apply the proceeds of the sale in paying the costs of that sale or disposal and in or towards the discharge of the Secured Obligations, in accordance with the terms of the Loan Documents.

7.	EFFECTIVENESS OF COLLATERAL

7.1
The Pledge shall be a continuing security and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Secured Obligations and shall remain in full force and effect until it has been discharged in accordance with Clause 7.2 of this Pledge Agreement.

7.2
The Pledge shall be released and cancelled (a) by the Collateral Agent at the request and cost of the Pledgor, upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Loan Documents; or (b) in accordance with, and to the extent required by, the First Lien Intercreditor Agreement.

7.3
The Pledge shall be cumulative, in addition to, and independent of every other security which the Collateral Agent and the Secured Parties may at any time hold as security for the Secured Obligations or any rights, powers and remedies provided by law and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy which the Collateral Agent and the Secured Parties may now or at any time in the future have in respect of the Secured Obligations.

7.4
This Pledge shall not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Collateral Agent or the Secured Parties in perfecting or enforcing any security interest or rights or remedies that the Collateral Agent or the Secured Parties may now or at any time in the future have from or against the Pledgor or any other person.

7.5	No failure on the part of the Collateral Agent or the Secured Parties to exercise, or delay on its part in exercising, any of its rights under this Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any further or other exercise of that or any other rights.

7.6
Neither the obligations of the Pledgor contained in this Pledge Agreement nor the rights, powers and remedies conferred upon the Collateral Agent or the Secured Parties by this Pledge Agreement or by law, nor the Pledge created hereby shall be discharged, impaired or otherwise affected by:

7.6.1	any amendment to, or any variation, waiver or release of, any Secured Obligation or of the obligations of any Loan Parties under any other Loan Documents;

7.6.2	any failure to take, or fully to take, any security contemplated by the Loan Documents or otherwise agreed to be taken in respect of the Secured Obligations;

7.6.3	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Secured Obligations; or

7.6.4
any other act, event or omission which, but for this Clause 7.6, might operate to discharge, impair or otherwise affect any of the obligations of the Pledgor contained in this Pledge Agreement, the rights, powers and remedies conferred upon the Collateral Agent or the Secured Parties by this Pledge Agreement, the Pledge or by law.

7.7	For the avoidance of doubt, the Pledgor hereby waives any rights arising for it now or in the future (if any) under Article 2037 of the Luxembourg Civil Code.

7.8
Subject to the terms of the Principal Finance Documents, neither the Collateral Agent, nor the Secured Parties or any of their agents shall be liable by reason of (a) taking any action permitted by this Pledge Agreement or (b) any neglect or default in connection with the Pledged Portfolio or (c) the realisation of all or any part of the Pledged Portfolio, except in the case of bad faith, gross negligence or wilful misconduct upon their part.

8.	INDEMNITY
To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, its attorneys and any delegate against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Pledge Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Pledge Agreement or otherwise relating to the Pledged Portfolio.

9.	DELEGATION
Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by Luxembourg law), the Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Pledge Agreement (including the power of attorney) on such terms and conditions as it shall see fit, which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent itself.

10.	RIGHTS OF RECOURSE

10.1
For as long as the Secured Obligations are outstanding and have not been unconditionally and irrevocably paid and discharged in full or the Collateral Agent or the Secured Parties have any obligations under the Loan Documents, the Pledgor shall not exercise any Rights of Recourse, arising for any reason whatsoever, by any means whatsoever (including for the avoidance of doubt, by way of provisional measures such as provisional attachment ("saisie-arrêt conservatoire") or by way of set-off).

10.2
The Pledgor irrevocably agrees to waive its Rights of Recourse if the relevant person against whom the Rights of Recourse are to be exercised has come under the direct or indirect control of the Collateral Agent or the Secured Parties or any third party following or in connection with, the enforcement of any security granted in connection with the Secured Obligations.

10.3
Without prejudice to Clause 10.1 above, this Clause shall remain in full force and effect notwithstanding any discharge, release or termination of this Pledge (whether or not in accordance with Clause 7.2 of this Pledge Agreement).

11.	PARTIAL ENFORCEMENT
Subject to Clause 6 (Remedies upon Default), the Collateral Agent shall be entitled to request enforcement of all or part of the Pledged Portfolio in its most absolute discretion. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the Pledge created hereunder over the Pledged Portfolio, as it then shall be (and in particular those Shares which have not been subject to enforcement). The Pledge shall continue to remain in full and valid existence until enforcement, discharge or termination hereof, as the case may be.

12.	COSTS AND EXPENSES
Section 9.05 (Expenses; Indemnity) of the Credit Agreement applies to this Pledge Agreement.

13.	CURRENCY CONVERSION
Without prejudice to the terms of the Loan Documents, for the purpose of, or pending the discharge of, any of the Secured Obligations the Collateral Agent may convert any money received, recovered or realised or subject to application by it under this Pledge Agreement from one currency to another, as the Collateral Agent (acting reasonably) may think fit and any such conversion shall be effected at the Collateral Agent’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

14.	NOTICES

Any notice or demand to be served by one person on another pursuant to this Pledge Agreement shall be served in accordance with the provisions of the First Lien Intercreditor Agreement.

15.	SUCCESSORS

15.1
This Pledge Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Secured Parties or the Collateral Agent, and references to the Secured Parties or the Collateral Agent shall be deemed to include any assignee or successor in title of the Secured Parties or the Collateral Agent and any person who, under any applicable law, has assumed the rights and obligations of the Secured Parties or the Collateral Agent hereunder or to which under such laws the same have been transferred or novated or assigned in any manner.

15.2
For the purpose of Articles 1278 et seq. of the Luxembourg Civil Code and any other relevant legal provisions, to the extent required under applicable law and without prejudice to any other terms hereof or of any other Loan Documents and in particular Clause 15.1 hereof, the Secured Parties and the Collateral Agent hereby expressly reserve and the Pledgor agrees to the preservation of this Pledge Agreement and the Pledge in case of assignment, novation, amendment or any other transfer of the Secured Obligations or any other rights arising under the Loan Documents.

15.3
To the extent a further notification or registration or any other step is required by law to give effect to the above, such further registration shall be made and the Pledgor hereby gives power of attorney to the Collateral Agent to make any notifications and/or to require any required registrations to be made in the Shareholders Register, or to take any other steps, and undertakes to do so itself if so requested by the Collateral Agent.

16.	AMENDMENTS AND PARTIAL INVALIDITY

16.1	Changes to this Pledge Agreement and any waiver of rights under this Pledge Agreement shall require written form.

16.2
If any provision of this Pledge Agreement is declared by any judicial or other competent authority to be void or otherwise unenforceable, that provision shall be severed from this Pledge Agreement and the remaining provisions of this Pledge Agreement shall remain in full force and effect. The Pledge Agreement shall, however, thereafter be amended by the parties in such reasonable manner so as to achieve, without illegality, the intention of the parties with respect to that severed provision.

17.	LAW AND JURISDICTION
This Pledge Agreement shall be governed by Luxembourg law and the courts of Luxembourg-City shall have exclusive jurisdiction to settle any dispute which may arise from or in connection with it.

This Pledge Agreement has been duly executed by the parties in three originals.

SIGNATURE PAGE - PLEDGE OVER SHARES IN EVERGREEN PACKAGING (LUXEMBOURG) S.A R.L.

The Collateral Agent

THE BANK OF NEW YORK MELLON

Duly represented by:

//s// John T. Needham, Jr.
Name: John T. Needham, Jr.
Title: Vice President

The Plcdgor

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) Ill S.A R.L.

Duly represented by:

//s// Cindi Lefari

Name: Cindi Lefari

Title: Authorised Signatory

The Company

EVERGREEN PACKAGING (LUXEMBOURG) S.A R.L.

Duly represented by:

//s// Cindi Lefari

Name: Cindi Lefari

Title: Authorised Signatory

SIGNATURE PAGE